Exhibit 99

For Immediate Release

Contact:

Matthew Shepherd

678-942-2683

mshepherd@netbank.com

NetBank, Inc. Reports Financial Results for Third Quarter

Loss of $.03 per Share Based on $3.5 Million Provision
Related to Previously Identified Issues on a Limited Group of Loans

ATLANTA (November 14, 2005) — NetBank, Inc. (Nasdaq: NTBK), a diversified financial services provider and parent company of NetBank® (www.netbank.com), today reported financial results for the third quarter of 2005. The company recorded a net loss of $1.4 million or $.03 per share, compared with net income of $4.0 million or $.09 per share during the same period a year ago. The company’s year-to-date results represent a net loss of $1.1 million or $.02 per share, versus income of $21.9 million or $.46 per share during the first nine months of 2004.

These results include a provision of $3.5 million, pre-tax, or $.05 per share, after-tax. This additional provision relates to a limited group of conforming mortgages the company has mentioned in recent releases. The company believes certain misrepresentations may have been made by one or more of the parties involved during the loan application process. These loans have an outstanding balance of approximately $13 million. They were previously sold by the company to different investors. Although none of the loans has been returned to date, management believes it is prudent to record a reserve under the circumstances.

The $3.5 million provision is based on a review of the underlying property values in a foreclosure and liquidation scenario. Management believes the actual loss related to these loans, if any, could be less since the company may have recourse to pursue recovery from the title insurance company and other parties to the origination. These sources were purposely excluded from management’s assessment since they involve varying degrees of uncertainty.

Other significant drivers behind third quarter results appear below. Comparisons are on a sequential quarter basis unless noted otherwise.

•                  Net Interest Margin Compression — The banking segment’s risk-adjusted net interest margin fell  13 basis points (bps) to 169 bps due to the flattening of the yield curve in recent months.

•                  Better Leverage — The banking segment’s average earning assets rose by $336 million or 7.5%  to $4.8 billion.

•                  Positive Servicing Asset Performance — Servicing asset performance went from a loss of  $2.3 million to pre-tax income of $130,000 as higher rates and improving valuations for mortgage servicing rights led to prior impairment expense recovery.

•                  Higher Loan Production and Sales — Total mortgage production increased by $309 million or  9.0% to $3.8 billion, while total sales grew by $550 million or 17.5% to $3.7 billion.

•                  Additional Repurchase Activity — Routine loan repurchase activity ran higher than expected in the conforming mortgage channel. Management booked additional provisions to replenish reserves and increased provision assumptions for current production.

The company did not repurchase any of its common shares this quarter. Management opted to deploy capital in other strategic initiatives. These include asset growth within the bank’s loan and investment portfolio and the acquisition of approximately 30 conforming mortgage branches by the company’s direct conforming mortgage lender, Market Street Mortgage.

The company’s board of directors approved a dividend of $.02 per share to shareholders of record on November 25, 2005. The dividend will be disbursed on December 15, 2005.

Management Commentary

“Our results today include a provision of $3.5 million related to some concerns we have with a limited group of related loans,” said Douglas K. Freeman, chairman and chief executive officer. “We became aware of some potential appraisal and underwriting problems with these loans after the close of the quarter. We disclosed the issue and our process for assessing any potential exposure in October. To complete the process, we found it necessary to move back our announcement of third quarter results and the filing of our 10-Q until now. We felt this was the right decision for our shareholders since we knew the outcome of our review could impact the quarterly results if we deemed it prudent to record provisions against these specific loans, which our review ultimately led us to do.”

“Looking at the quarter apart from the special provision, we faced a number of challenges. Our banking and mortgage operations were confronted with difficult operating environments. The bank’s net interest margin has come under pressure as the disproportionate increases in short- and long-term rates during the year have created a flatter yield curve. This same interest rate environment has also kept pricing competition in the mortgage industry at elevated levels since lenders are increasingly concerned with declining origination volumes. This pressure was compounded in our conforming mortgage channel by increased repurchase activity. The number of returned loans ran higher than our projections, which prompted us to book additional provisions to account for the difference. Although we expect the repurchase volume to moderate somewhat, we believe the heightened activity is indicative of a larger industry trend where investors have become increasingly assertive in returning loans.

“Beyond these pressures, there were a number of positive developments that clearly reflect our company’s strong fundamentals and the steady traction we are seeing with our revenue diversification efforts,” Freeman concluded. “Our customer and deposit growth trends showed improvement over the quarter. We continued to build leverage at the bank by growing earning assets. Our servicing asset provided a meaningful offset and demonstrated how it can serve as a natural, counter-cyclical hedge to our mortgage origination businesses during a rising interest rate environment. And last, our retail mortgage channel surpassed the $1 billion mark in quarterly production for the first time ever.”

Banking Segment Performance

Table 1 below details results in the company’s banking segment. Pre-tax income totaled $3.1 million, representing a decrease of $354,000 or 10.3% on a quarter-over-quarter basis. Segment results were largely driven by two forces. The retail bank saw declining profitability due to margin compression and higher operating expenses. These factors are evident in the 13-basis-point decrease in the segment’s risk-adjusted net interest margin and the 11-basis-point rise in the segment’s operating expense ratio. Expenses were up mostly due to a peak in marketing costs as several campaigns culminated during the quarter.

Servicing asset results provided significant offset and helped to mitigate lower profitability at the retail bank and other channels within the segment. Servicing results contributed pre-tax income of $130,000 versus a loss of $2.3 million last quarter. As interest rates moved higher, prepayment speed expectations lessened and promoted higher valuations for mortgage servicing rights. Based on these improving fundamentals, the company was able to recover a portion of prior impairment expenses.

Table 1

RETAIL BANKING

($ in 000s, Unaudited)

	2005	2005
	3rd Qtr	2nd Qtr	Change
Net interest income	$23,094	$22,820	$274
Provision for credit losses	2,646	2,316	330
Net interest income after provision	20,448	20,504	(56)
Gains on sales of loans	—	—	—
Fees, charges and other income	3,663	3,597	66
Total revenues	24,111	24,101	10
Total expenses	21,168	18,380	2,788
Pre-tax income before net servicing results	2,943	5,721	(2,778)
Net servicing results	130	(2,294)	2,424
Pre-tax income (loss)	$3,073	$3,427	$(354)

Average earning assets	$4,832,728	$4,496,414	$336,314
Average UPB underlying MSRs	$13,976,998	$14,593,781	$(616,783)

Operations to average earning assets
Net interest income after provision	1.69%	1.82%	(0.13)%
Gain on sale, fees, charges and other income	0.30%	0.32%	(0.02)%
Banking revenues	1.99%	2.14%	(0.15)%
Total expenses	1.75%	1.64%	0.11%
Pre-tax income before net servicing results	0.24%	0.50%	(0.26)%

Net servicing results to average UPB underlying MSRs	0.00%	(0.06)%	0.06%

Additional banking segment highlights appear below. All comparisons are on a sequential quarter basis unless noted otherwise.

•                  Total deposits rose to $3.0 billion, an increase of $214 million or 7.6%. The growth was spread across retail and small business customers, mortgage escrow accounts and brokered funds.

•                  Average earning assets grew by $336 million or 7.5% to $4.8 billion.

•                  Our business finance operation reported pre-tax income of $3.2 million, a decrease of $275,000 or 7.9%. The decline was centered mainly in provision expense, which had been running at near-record lows for the past several quarters. Production declined by $1.1 million or 2.3% but remained robust at $45.5 million.

•                  Auto loan production was impacted by a strategic decision to increase pricing. Production fell to $119 million, a decline of $13.3 million or 10.1%. However, the channel’s profitability improved by $130,000 or 310% to $172,000.

Financial Intermediary Segment Performance

Table 2 below details results in the company’s financial intermediary segment. The segment recorded a net loss of $4.5 million, pre-tax, compared with pre-tax income of $1.6 million a quarter ago. As discussed in greater detail above, these results reflect the impact of heightened provision in the conforming mortgage channel. Repurchase activity in this channel ran higher than expected during the quarter. This elevated activity prompted the company to book additional provisions for past production and to adjust its provision assumptions for current production. This heightened expense was in addition to the $3.5 million reserve the company booked on the group of related loans described earlier.

The collective effect of these provisions shows up in the 29-basis-point decline in the revenue margin reported for the quarter. Provision is taken as a direct charge against gain on sale income. Operating expenses within the segment remained in check during the quarter. Total production improved by $309 million, providing the lending operations with better leverage over their expenses.

Table 2

FINANCIAL INTERMEDIARY

($ in 000s, Unaudited)

	2005	2005
	3rd Qtr	2nd Qtr	Change
Net interest income	$6,901	$7,959	$(1,058)
Gain on sales of loans	27,034	28,810	(1,776)
Other income	107	1,081	(974)
Net Beacon credit services results	(303)	(122)	(181)
Net MG Reinsurance results	812	841	(29)
Total revenues	34,551	38,569	(4,018)
Salary and employee benefits	21,776	20,883	893
Occupancy & Depreciation expense	7,987	7,494	493
Other expenses	9,281	8,581	700
Total expenses	39,044	36,958	2,086
Pre-tax (loss) income	$(4,493)	$1,611	$(6,104)

Production	$3,764,981	$3,455,499	$309,482
Sales (includes intercompany sales)	$3,688,402	$3,138,302	$550,100

Total revenues to sales	0.94%	1.23%	(0.29)%
Total expenses to production	1.04%	1.07%	(0.03)%
Pre-tax margin	(0.10)%	0.16%	(0.26)%

Additional financial intermediary segment highlights appear below. All comparisons are on a sequential quarter basis unless noted otherwise.

•                  Conforming mortgage production totaled $2.9 billion, an increase of $292 million or 11.3%. Nearly all of this increase came through the company’s retail mortgage channel. Conforming sales accelerated to $2.8 billion, a jump of $502 million or 21.5%.

•                  Non-conforming production grew by $18.0 million or 2.1% to $883 million, while non-conforming sales totaled $847 million, an increase of $47.6 million or 6.0%. Revenue margins remained relatively consistent at 168 bps. But, the higher sales volume allowed the channel to return to profitability for the first time in three quarters.

Transaction Processing Segment Performance

Table 3 below details results in the company’s transaction processing segment. Pre-tax income totaled $499,000, a decrease of $400,000 or 44% on a quarter-over-quarter basis. The decline is comprised of two primary components. One, the servicing factory recorded additional provision on a limited number of aging items. Two, revenue within our ATM and merchant processing business fell because of seasonally lighter transaction volumes and hurricane-related disruptions. Our machines, along with those of other providers, were affected by connectivity issues following the widespread power and telephone outages in the hardest hit regions of the Gulf Coast. We expect both of these trends to reverse going forward.

Table 3
TRANSACTION PROCESSING
($ in 000s, Unaudited)

	2005	2005
	3rd Qtr	2nd Qtr	Change
Total revenue	$6,634	$6,680	$(46)
Total expenses	6,135	5,781	354
Pre-tax income	$499	$899	$(400)

Additional transaction processing segment highlights appear below. All comparisons are on a sequential quarter basis unless noted otherwise.

•                  The company added 177 ATMs to its network during the quarter. Within the past two weeks, the company has acquired a portfolio of more than 1,100 new ATM relationships, which brings the total number of machines in its network to approximately 9,600.

Next Quarter Earnings Outlook

Analyst estimates for the company’s fourth quarter earnings currently range from $.03 to $.09. Management is biased toward the low end of this range. Management is concerned with further net interest margin compression at the bank given the prevailing interest rate environment today. Mortgage originations also reach seasonal lows during this period, and declining volumes could lead to stronger pricing pressures across the industry. The potential for significant negative net servicing results still exists.

Supplemental Financial Data

Management has updated the quarterly financial data available on its Web site. This data provides further detail on the performance of the company’s different business channels over the past five quarters. It is intended to supplement the information in this announcement and to give interested parties a better understanding of the company’s operations and financial trends.

Interested parties can find this quarterly supplement on the company’s Web site at www.netbankinc.com.
The material is accessible through the link titled “Financial Data” under “Investor Relations.”

Within this same area, the company posts a monthly statistical report, which is intended to give individuals a means of tracking the company’s performance during a quarter. The monthly report is published directly to the Web site around the 20th of each month.

Conference Call Information

Management has scheduled a conference call to discuss today’s reported results with investors, financial analysts and other interested parties. The call will be held today at 4:30 p.m. EST. Interested parties may dial in or listen via an audiocast on the company’s Web site.

Call Title:	NetBank, Inc. Earnings Announcement
Call Leader:	Douglas K. Freeman
Passcode:	NetBank
Toll-Free:	888-889-1959
International:	+1-773-756-0455
One-Week Replay:	800-310-4931

About NetBank, Inc.

NetBank, Inc. (Nasdaq: NTBK) operates with a revolutionary business model through a diverse group of complementary financial services businesses that leverage technology for more efficient and cost-effective delivery of services. Its primary areas of operation include personal and small business banking, retail and wholesale mortgage lending, and transaction processing. For more information, please visit www.netbankinc.com.

###

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements in this press release include but are not limited to: 1) The suggestion that the company could recover any potential losses on the limited group of loans that may be returned in the future due to apparent misrepresentations made during the application process; 2) The belief that mortgage repurchase activity within the conforming channel will decline from third quarter levels; 3) Any suggestion the company will fully achieve each of the long-term goals presented as part of management’s revenue diversification strategy; 4) The servicing asset’s ability to behave counter cyclically to the company’s mortgage operations and provide continued earnings offset when needed; 5) The retail mortgage channel’s ability to post quarterly production above the $1 billion mark on any consistent basis; and 6) Any suggestion that the valuation of mortgage servicing rights will continue to improve.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and future trends to differ materially from those expressed in or implied by such forward-looking statements. The company’s consolidated results of operations and such forward-looking statements could be affected by many factors, including but not limited to: 1) the evolving nature of the market for internet banking and financial services generally; 2) the public’s perception of the internet as a secure, reliable channel for transactions; 3) the success of new products and lines of business considered critical to the company’s long-term strategy, such as small business banking and transaction processing services; 4) potential difficulties in integrating the company’s operations across its multiple lines of business; 5) the cyclical nature of the mortgage banking industry generally; 6) a possible decline in asset quality; 7) changes in general economic or operating conditions that could adversely affect mortgage loan production and sales, mortgage servicing rights, loan delinquency rates and/or loan defaults; 8) the possible adverse effects of unexpected changes in the interest rate environment; 9) adverse legal rulings, particularly in the company’s litigation over leases originated by Commercial Money Center, Inc.; and 10) increased competition and regulatory changes.

Further information relating to these and other factors that may impact the company’s results of operations and such forward-looking statements are disclosed in the company’s filings with the SEC, including under the caption “Item 1. Business—Risks Relating to NetBank’s Business” in its Annual Report on Form 10-K for the year ended December 31, 2004. Except as required by the securities laws, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NetBank, Inc.

Consolidated Statements of Operations

For the Three Months Ended September 30,

(Unaudited and in 000’s except per share data)

	2005					2004
	Retail	Financial	Transaction	Other /	Consolidated	Consolidated
	banking	intermediary	processing	eliminations	NetBank, Inc.	NetBank, Inc.

Interest income:
Loans and leases	$28,531	$29,213	$8	$340	$58,092	$57,481
Investment securities	8,501	1	—	—	8,502	5,697
Short-term investments	529	133	—	—	662	314
Inter-segment	22,426	123	(26)	(22,523)	—	—
Total interest income	59,987	29,470	(18)	(22,183)	67,256	63,492

Interest expense:
Deposits	20,178	—	—	—	20,178	11,862
Other borrowed funds	14,408	1,890	1	549	16,848	13,513
Inter-segment	2,372	20,484	—	(22,856)	—	—
Total interest expense	36,958	22,374	1	(22,307)	37,026	25,375
Net interest income	23,029	7,096	(19)	124	30,230	38,117
Provision for credit losses	2,646	62	—	—	2,708	469
Net interest income after provision for credit losses	20,383	7,034	(19)	124	27,522	37,648

Non-interest income:
Mortgage servicing fees	11,629	287	1,376	—	13,292	12,727
Amortization of MSRs	(12,608)	(121)	—	—	(12,729)	(9,499)
Recovery (impairment) of MSRs	4,244	—	—	—	4,244	(15,031)
Gain on derivatives	756	39	—	—	795	7,272
Gain on sales of investment securities	—	—	—	—	—	2,248
Service charges and fees	2,844	(1)	2,453	—	5,296	4,713
Gain on sales of loans and MSRs	—	27,809	—	261	28,070	27,755
Other income	819	643	772	(54)	2,180	3,204
Intersegment servicing/processing fees	—	—	3,591	(3,591)	—	—
Total non-interest income	7,684	28,656	8,192	(3,384)	41,148	33,389

Non-interest expense:
Salaries and benefits	5,283	22,479	2,298	772	30,832	31,730
Customer service	3,181	—	405	10	3,596	3,383
Marketing costs	3,070	1,264	82	60	4,476	2,551
Data processing	2,593	1,056	669	—	4,318	4,722
Depreciation and amortization	2,030	3,030	907	113	6,080	5,098
Office expenses	1,254	1,621	711	14	3,600	2,938
Occupancy	1,192	5,008	333	25	6,558	5,770
Travel and entertainment	196	1,217	128	42	1,583	1,100
Professional fees	683	2,866	595	327	4,471	2,806
Prepaid lost interest from curtailments	1,242	20	—	—	1,262	906
Other	1,650	651	1,546	77	3,924	3,532
Inter-segment servicing/processing fees	2,620	971	—	(3,591)	—	—
Total non-interest expense	24,994	40,183	7,674	(2,151)	70,700	64,536
(Loss) income before income taxes	$3,073	$(4,493)	$499	$(1,109)	(2,030)	6,501
Income tax benefit (expense)					659	(2,486)
Net (loss) income					$(1,371)	$4,015

Net (loss) income per common and potential common shares outstanding:
Basic					$(0.03)	$0.09
Diluted					$(0.03)	$0.09

Weighted average common and potential common shares outstanding:
Basic					46,119	46,846
Diluted					46,119	47,156

NetBank, Inc.

Consolidated Statements of Operations

For the Nine Months Ended September 30,

(Unaudited and in 000’s except per share data)

	2005					2004
	Retail	Financial	Transaction	Other /	Consolidated	Consolidated
	banking	intermediary	processing	eliminations	NetBank, Inc.	NetBank, Inc.

Interest income:
Loans and leases	$82,807	$75,438	$27	$779	$159,051	$160,102
Investment securities	26,166	3	—	—	26,169	13,568
Short-term investments	1,254	303	—	—	1,557	684
Inter-segment	52,426	2,551	(20)	(54,957)	—	—
Total interest income	162,653	78,295	7	(54,178)	186,777	174,354

Interest expense:
Deposits	48,992	—	—	—	48,992	34,364
Other borrowed funds	38,811	5,637	32	1,356	45,836	33,625
Inter-segment	6,591	49,257	6	(55,854)	—	—
Total interest expense	94,394	54,894	38	(54,498)	94,828	67,989
Net interest income	68,259	23,401	(31)	320	91,949	106,365
Provision for credit losses	7,298	91	—	—	7,389	3,982
Net interest income after provision for credit losses	60,961	23,310	(31)	320	84,560	102,383

Non-interest income:
Mortgage servicing fees	32,315	2,356	4,075	—	38,746	38,058
Amortization of MSRs	(34,480)	(393)	—	—	(34,873)	(28,422)
Recovery (impairment) of MSRs	3,224	—	—	—	3,224	(10,388)
(Loss) gain on derivatives	(110)	(39)	—	—	(149)	5,730
Gain on sales of investment securities	4,182	—	—	—	4,182	5,417
Service charges and fees	8,049	37	7,053	—	15,139	13,052
Gain on sales of loans and MSRs	501	81,723	—	598	82,822	93,968
Other income	2,688	2,326	3,026	(281)	7,759	9,005
Intersegment servicing/processing fees	—	—	10,482	(10,482)	—	—
Total non-interest income	16,369	86,010	24,636	(10,165)	116,850	126,420

Non-interest expense:
Salaries and benefits	15,894	67,467	6,985	2,303	92,649	94,812
Customer service	8,819	7	1,271	19	10,116	9,407
Marketing costs	5,332	3,974	224	167	9,697	6,974
Data processing	7,754	3,515	1,836	—	13,105	13,888
Depreciation and amortization	6,191	8,416	2,749	337	17,693	14,714
Office expenses	2,658	4,858	1,785	121	9,422	8,409
Occupancy	2,981	14,287	1,075	68	18,411	16,277
Travel and entertainment	535	3,139	414	135	4,223	3,662
Professional fees	2,257	7,379	1,610	2,030	13,276	10,719
Prepaid lost interest from curtailments	3,297	48	—	—	3,345	4,174
Other	4,829	1,649	4,244	34	10,756	10,791
Inter-segment servicing/processing fees	7,666	2,816	—	(10,482)	—	—
Total non-interest expense	68,213	117,555	22,193	(5,268)	202,693	193,827
(Loss) income before income taxes	9,117	(8,235)	2,412	(4,577)	(1,283)	34,976
Income tax benefit (expense)					208	(13,100)
Net (loss) income					$(1,075)	$21,876

Net (loss) income per common and potential common shares outstanding:
Basic					$(0.02)	$0.47
Diluted					$(0.02)	$0.46

Weighted average common and potential common shares outstanding:
Basic					46,201	46,962
Diluted					46,201	47,431

Condensed Consolidated Balance Sheet

As of September 30,

(Unaudited and in 000’s except per share data)

	2005					2004

	Retail	Financial	Transaction	Other &
	Banking	Intermediary	Processing	Eliminations	NetBank, Inc.	NetBank, Inc.
Assets
Cash and cash equivalents:
Cash and due from banks	$144,771	$47,310	$65	$(2,216)	$189,930	$220,300
Cash equivelants and fed funds	93,110	18,378	902	—	112,390	9,110
Total cash, cash equivalents and fed funds	237,881	65,688	967	(2,216)	302,320	229,410
Investment securities available for sale-at fair value	681,418	2	—	—	681,420	312,602
Stock of Federal Home Loan Bank of Atlanta-at cost	69,952	—	—	—	69,952	61,446
Loans held for sale	71,490	1,388,036	—	191	1,459,717	1,291,137
Loan and lease receivables-net of allowance for losses of $26,730 and $45,306, respectively	2,118,786	29,814	—	(3,577)	2,145,023	2,088,899
Mortgage servicing rights	192,342	1,456	—	—	193,798	171,993
Accrued interest receivable	10,339	5,774	—	—	16,113	11,059
Furniture, equipment and capitalized software	12,875	32,299	1,752	2,078	49,004	52,628
Goodwill and other intangibles	1,462	49,387	30,017	265	81,131	78,992
Due from servicers and investors	24,699	2,138	—	—	26,837	110,112
Inter-segment receivables	1,325,869	327	794	(1,326,990)	—	—
Other assets	22,790	63,828	5,520	(2,140)	89,998	79,993
Total assets	$4,769,903	$1,638,749	$39,050	$(1,332,389)	$5,115,313	$4,488,271

Liabilities
Deposits	$3,009,457	$—	$—	$(2,314)	$3,007,143	$2,744,709
Other borrowed funds	1,407,618	36,400	—	—	1,444,018	1,065,294
Inter-segment payables	211,503	1,133,114	2,726	(1,347,343)	—	—
Subordinated debt	—	—	—	32,477	32,477	11,857
Accrued interest payable	16,048	408	—	228	16,684	10,004
Loans in process	—	59,122	—	—	59,122	47,562
Representations and warranties	—	21,275	—	—	21,275	22,339
Accounts payable and accrued liabilities	30,531	100,274	4,732	(3,287)	132,250	148,699
Total liabilities	4,675,157	1,350,593	7,458	(1,320,239)	4,712,969	4,050,464

Minority interests in affiliates	—	561	—	—	561	450

Shareholders’ equity
Preferred stock, no par (10,000 shares authorized, none outstanding)	—	—	—	—	—	—
Common stock, $.01 par (100,000 shares authorized, 52,820 and 52,820 shares issued, respectively)	—	—	—	528	528	528
Additional paid-in capital	—	—	—	432,202	432,202	431,712
Retained earnings	—	—	—	39,180	39,180	62,918
Accumulated other comprehensive (loss) income, net of tax	—	—	—	(6,092)	(6,092)	1,420
Treasury stock, at cost (6,462 and 6,073 shares, respectively)	—	—	—	(62,628)	(62,628)	(58,931)
Unearned compensation	—	—	—	(1,407)	(1,407)	(290)
Allocated equity	94,746	287,595	31,592	(413,933)	—	—
Total shareholders’ equity	94,746	287,595	31,592	(12,150)	401,783	437,357

Total liabilities, minority interests and shareholders’ equity	$4,769,903	$1,638,749	$39,050	$(1,332,389)	$5,115,313	$4,488,271

NetBank, Inc. Consolidated

Selected Financial and Operating Data

(Unaudited and in 000’s except per share data)

	Quarter Ended
	September 30,	June 30,	September 30,
	2005	2005	2004
Consolidated:

Net (loss) income	$(1,371)	$2,325	$4,015
Total assets	$5,115,313	$4,954,767	$4,488,271
Total equity	$401,783	$409,089	$437,357
Shares outstanding	46,358	46,298	46,747
Return on average equity	(1.35)%	2.29%	3.70%
Return on average assets	(0.11)%	0.19%	31.00%
Book value per share	$8.67	$8.84	$9.36
Tangible book value per share	$6.92	$7.08	$7.67

NetBank, FSB:

Deposits	$3,007,928	$2,794,220	$2,744,858
Customers	282,575	268,849	162,654

Estimated Capital Ratios:
Tier 1 core capital ratio	6.09%	6.42%	6.95%
Total risk-based capital ratio	10.21%	10.93%	11.91%

Asset quality numbers:
CMC Lease portfolio	$26,435	$26,960	$81,993
Non-performing loan and lease receivables	6,481	5,056	4,052
Total non-performing loan and lease receivables	32,916	32,016	86,045
Non-performing loans held for sale(1)	27,432	22,859	43,889
Total non-performing loans and leases	60,348	54,875	129,934
Repossessed assets(2)	7,963	7,102	6,776
Total non-performing assets	$68,311	$61,977	$136,710

Allowance for credit losses (ALLL)	$26,730	$25,792	$45,306
Net charge-offs of loan and lease receivables	$(1,770)	$(1,613)	$(1,195)

Asset quality ratios:
Total non-performing assets / average assets	1.35%	1.27%	2.62%
ALLL / total non-performing loan and lease receivables	81.21%	80.56%	52.65%
Net annualized charge-offs / total assets	0.14%	0.13%	0.11%

Mortgage Banking:

Production Activity:
Retail	$1,089,137	$843,914	$609,545
Correspondent	1,025,626	1,009,951	1,174,625
Wholesale	692,828	681,865	714,615
RMS	74,180	54,540	41,532
Total Agency-eligible	2,881,771	2,590,270	2,540,317
Non-conforming	883,210	865,229	808,559
Total	$3,764,981	$3,455,499	$3,348,876

Sales Activity:
Third party sales	$3,631,112	$3,084,829	$3,639,337
Intercompany sales	57,290	53,473	137,968
Total sales	$3,688,402	$3,138,302	$3,777,305

Pipeline:
Locked conforming mortgage loan pipeline	$1,053,315	$1,200,719	$1,088,434

UPB of loans serviced:	$18,470,922	$18,483,938	$17,217,391

(1)	Held for sale assets are carried at the lower of cost or market (LOCOM). LOCOM adjustments, under GAAP, are direct reductions of the assets’ carrying values and are not considered allowances.

(2)	Repossessed assets are carried at net realizable value.